                                                               Exhibit 99.1

NEWS RELEASE
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                                                   CONTACT:      Tom Armstrong
                                                                 Kevin McDermed
                                                                 913 367 2121

                          Atchison Casting Corporation
                  Stock To Be Quoted on the OTC Bulletin Board

Atchison, Kansas - June 26, 2002 - Atchison Casting Corporation (OTCBB:AHNC)
announced that its common stock is eligible for over-the-counter trading beginning today. The Company's shares were de-listed from the New York Stock
Exchange yesterday. Atchison Casting's common stock will be traded on the OTC
Bulletin Board under the ticker symbol AHNC, and daily price quotations will be available in certain financial newspapers and online services.

     The OTC Bulletin Board is a regulated quotation service that provides real-time quotes, last-sale prices and volume information in over-the-counter equity securities. More information regarding the OTC Bulletin Board can be found at www.otcbb.com.

     Atchison Casting produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

     This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance and contingent obligations. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: costs of closing foundries, the results of the reorganization of the Company's wholly-owned subsidiary Fonderie d'Autun, the amount of any claims made against Fonderie d'Autun's prior owner which are the subject of certain guarantees, business conditions and the state of the general economy in
Europe and the US, particularly the capital goods industry, the strength of the
U.S. dollar, British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the
Company's business, particularly environmental regulations.